Exhibit 99.1

PRESS RELEASE

Verilink Announces Voluntary Chapter 11 Filing

Lee N. Katz of Grisanti, Galef & Goldress Turnaround Firm
Named CEO

MADISON, AL — April 10, 2006 — Verilink Corporation (Nasdaq: VRLK), a leading provider of broadband access solutions, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code (Case #06-80566 and Case#06-80567). Verilink called the filing a necessary step in its strategy to reorganize its debt structure and relieve some of its financial pressures. Under Chapter 11, Verilink retains control of its assets and is authorized to operate its business as a “debtor-in-possession” under the jurisdiction of the U.S. Bankruptcy Court for the Northern District of Alabama.

Verilink has engaged the nationally recognized corporate advisory and turnaround management services firm of Grisanti, Galef & Goldress. In addition, Verilink has named Lee N. Katz, a managing partner of Grisanti, Galef & Goldress, as President and Chief Executive Officer of Verilink. Mr. Katz has over 30 years of experience in corporate restructuring, turnarounds and workouts of firms operating under federal bankruptcy protection. Mr. Katz has acted as Chairman, President and CEO of dozens of under-performing closely held and public companies. Most recently, Mr. Katz served as Director of Reorganization of FirstPlus Financial Group, Inc. (NYSE: FP), a multi-billion dollar mortgage company, where he restructured over $1 billion in debt to enable the company to emerge from Chapter 11 Bankruptcy.

“We want to assure our customers and suppliers that this filing will not impact our day-to-day operations, and we remain committed to serving the needs of our customers,” said Mr. Katz. “While filing Chapter 11 is never an easy decision, we believe it will provide Verilink with the flexibility needed to address Verilink’s financial challenges and valuable ‘breathing room’ to strengthen Verilink’s financial affairs.”

“We are moving quickly to leverage our leading products and strong customer relationships into developing a sound economic plan for our company,” said Jim Nevelle, Vice President of Sales and Marketing of Verilink.

Verilink intends to operate in the normal course of business during its Chapter 11 case and will continue payment of its employees’ wages and benefits and meeting its customer-related obligations.

Verilink has implemented a comprehensive cost-saving program that includes a reduction in its workforce by approximately 20 percent as of last Friday. As part of this action, Leigh S. Belden, previously President and Chief Executive Officer, and Timothy R. Anderson, previously Chief Financial Officer, were among the employees whose last day of employment was Friday, April 7. Verilink anticipates that Mr. Belden and Mr. Anderson will assist Verilink in the reorganization process in a consulting role. Mr. Belden and Steven C. Taylor have resigned from Verilink’s board of directors as of April 8 and April 9, respectively.

Verilink Corporation is a leading provider of next-generation broadband access solutions for today’s and tomorrow’s networks. The company develops, manufactures and markets a broad suite of products that enable carriers (ILECs, CLECs, IXCs, and IOCs) and enterprises to build converged access networks to cost-effectively deliver next-generation communications services to their end customers. The company’s products include a complete line of VoIP, VoATM, VoDSL and TDM-based integrated access devices (IADs), optical access products, wireless access routers, and bandwidth aggregation solutions including CSU/DSUs, multiplexers and DCS. The company also provides turnkey professional services to help carriers plan, manage and accelerate the deployment of new services. Verilink is headquartered in Centennial, CO (metro Denver area) with operations in Madison, AL and sales offices in the U.S. and Europe. To learn more about Verilink, visit the company’s website at http://www.verilink.com.

Contacts:

Verilink Customers:	Jim Nevelle, Vice President of Sales and Marketing, 303.968.3014
Verilink Vendors:	C. W. Smith, Vice President and Corporate Controller, 256.327.2204
Investor Relations	303.968.3100
General:	Lee N. Katz, President and CEO, 256.327.2205

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding liquidity, and the impact of the Company’s Chapter 11 filing on operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward- looking statements. Such risks, uncertainties and other factors include, the potential impact on the Company’s liquidity and operations if it is unable to meet its working capital needs; the ability to develop and market successfully and in a timely manner new products and to predict market demand for particular products; the impact of competitive products and pricing and of alternative technological advances; the impact of cost-saving activities; the sufficiency of cash flow to fund operations; risks associated with the Company’s lack of liquidity; the impact of the  Chapter 11 reorganization process;  fluctuations in operating results and general industry and economic conditions; the impact of customer concentration and the financial strength of customers; and changes in demand for the Company’s products. A discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements.

Verilink and the Verilink logo are registered trademarks of Verilink Corporation.

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